EXHIBIT 10.1
                                 EMPLOYMENT AGREEMENT

                    EMPLOYMENT AGREEMENT, dated as of October 1, 1994 between ELI SHOER ("Executive") and CONCORD CAMERA CORP., a New Jersey corporation ("Employer").

                    In  consideration   of  the  premises  and  the  mutual
          covenants hereinafter set forth, the parties hereto hereby agree as follows:

          I.  Employment of Executive

                    Employer  hereby   agrees  to   employ  Executive   and
          Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

          II.  Employment Period

                    The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and, subject to earlier termination as provided in Section 5, shall terminate on September 30, 1997 (the "Expiration Date").

          III.  Duties and Responsibilities

               During the Employment Period, Executive (i) shall have the title of Managing Director Concord Camera HK Limited and Senior Vice President of Employer, (ii) shall devote his full attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company (as hereinafter defined),
          (iii) shall report to, and shall perform such duties consistent with his position as he may be assigned from time to time by, Employer's chief executive and chief operating officers, and (iv) shall be subject to all of the policies, rules and regulations applicable to executives of Employer of comparable status, and shall comply with all reasonable directions and instructions of such senior executives to whom Executive reports. Executive shall also serve without additional compensation as an officer and director of Employer and any of its subsidiaries, if so elected or appointed, but if he is not so elected or appointed his compensation hereunder shall in no way be affected. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

          IV.  Compensation and Related Matters

                    A. Compensation, Generally. For all services rendered and required to be rendered by, covenants of, and restrictions imposed on, Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, such base salary ("Base Salary"), bonus and stock options as are set forth on Exhibit 4.1.

                    B. Automobile. To facilitate the performance of Executive's responsibilities hereunder, at all times during the Employment Period while Executive is performing services for the Company in Hong Kong or China, Employer shall either a. pay to Executive an automobile allowance of $1,000 per month, or b. make available to Executive, at Employer's expense, an automobile suitable, in Employer's reasonable judgment, for Executive (in which case Employer shall pay the costs of operating, maintaining, insuring and garaging such automobile, subject to such policies as may be in effect from time to time applicable to senior executive officers of Employer).

                    C. Life Insurance. Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of insurance on the life of Executive in the amount of $400,000 naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Employer may, at its option, obtain additional life insurance on the life of Executive in such amounts as it shall determine designating Employer as the owner and beneficiary thereof. Executive agrees to aid, and cooperate in all reasonable respects with, Employer in procuring any and all such insurance, including, without limitation, by submitting to the usual and customary medical examinations and filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which any application or applications for such insurance may be made by or for Employer.

                    D. Housing Allowance. At all times during the Employment Period while Executive is performing services for the Company in Hong Kong or China, Employer shall provide to Executive a housing allowance in the amount of $75,000 per annum (exclusive of expenses for lodging and hotels, which shall be reimbursed by Employer pursuant to Section 4.6).

                    E. Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's employees of comparable status (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements and other than as would duplicate benefits otherwise provided to Executive) under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, travel accident insurance, or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

                    F. Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its employees of comparable status.

                    G. Vacations. Executive shall be entitled to three weeks vacation, which shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

          V. Termination of Employment Period

                    A. By Employer: Cause. Employer may, at any time during the Employment Period by notice to Executive, terminate the Employment Period for "Cause". "Cause" shall mean a termination of employment by the Employer based upon (i) the continued failure by Executive to substantially perform his duties with the Employer; (ii) Executive's conviction of any felony or any crime involving moral turpitude or theft; (iii) theft, fraud or embezzlement, resulting in gain or personal enrichment to Executive at Employer's expense; (iv) the material breach by Executive of this Agreement; (v) the inability of Executive to perform his duties as a result of his addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician; or (vi) an act of gross neglect or gross misconduct by Executive. Prior to terminating the Executive for Cause for any reason set forth in clause (i), (iv) or (v) of the preceding sentence, the Employer must give the Executive written notice of the facts and circumstances giving rise to Cause and provide the Executive with thirty (30) days to cure, remedy or rectify the situation.

                    B. Disability. During the Employment Period, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Executive shall be unable to perform in any material respect his duties under this Agreement for periods aggregating at least 180 days during any period of 12 consecutive months (each a "Disability Period"),
          Executive  shall   be  deemed  disabled  ("the  Disability")  and
          Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. Employer may net against Base Salary payments made to Executive in respect of any Disability
          Period any payments made to Executive under any disability insurance carried on Executive at the expense of Employer.

                    C. Death. The Employment Period shall end on the date of Executive's death.

                    D.  By Executive:  Good Reason.  Executive  may, at any
          time during the Employment Period by notice to Employer, voluntarily terminate his employment for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances: (i) the removal of Executive from the position of Managing Director of Concord Camera HK Limited and Senior Vice President of Employer; (ii) the assignment to Executive of any duties or responsibilities inconsistent with his status and authority as set forth in Paragraphs 3 or 6 hereof, or a substantial adverse alteration in the nature or status of his responsibilities from those in effect at the commencement of his employment, if such assignment or alteration reduces the authority, responsibilities, importance or scope of his position or modifies Executive's principal place of business (other than a transfer to the Employer's headquarters in the USA), or (iii) the material breach by Employer of this Agreement. Prior to terminating his employment for Good Reason, Executive shall first give Employer written notice of the facts and circumstances giving rise to Good Reason and provide the Employer with thirty
          (30) days to cure, remedy or rectify the situation.

                    E. Termination Compensation. Executive shall not be entitled to compensation in respect of any period following the termination of the Employment Period pursuant to subsections 5.1,
          5.2 or 5.3 or the expiration of the Employment Period. If, prior to the Expiration Date, Executive's employment is terminated by Employer without Cause, or if Executive's employment is terminated by Executive for Good Reason, Executive shall receive the compensation and benefits set forth in Section 4 for the duration of the Employment Period, subject to Executive's duty to mitigate set forth in subsection 5.6.

                    F.   Mitigation.   If,  prior to  the Expiration  Date,
          Executive's employment is terminated by Employer without Cause or if Executive's employment is terminated by Executive for Good Reason, Executive shall mitigate, by seeking employment consistent with his skills and experience with any other person or otherwise, the amount of any payments or benefits to which he may be entitled following such termination. If, at any time during the period commencing on the date of such termination through the Expiration Date (the "Relevant Period"), Executive shall commence employment with or engagement for the rendition of services to any other business, the amount of any such payments or benefits to which Executive would otherwise be entitled shall be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive pursuant to such other employment or engagement in respect of the Relevant Period. In connection with the foregoing, Executive shall provide Employer, and shall instruct his new employer (or the person to which Executive renders such services) to provide Employer, with such information as to Executive's compensation during such period as Employer may request (and Executive hereby authorizes Employer to obtain such information directly from Executive's new employer (or such other person)).

          VI.  Location of Executive's Activities

                    Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be in the Far East and Executive shall engage in such travel and spend such time in the Far East and such other places as may be necessary or appropriate in furtherance of his duties hereunder.

          VII. Exclusivity  of   Services,  Confidential   Information  and
               Restrictive Covenants

                    A.  Exclusivity  of Services and Restrictions.   During
          the Employment Period and the Post-Employment Restriction Period, Executive shall not, directly or indirectly, (a) be or become interested in or associated with or represent or otherwise render assistance or services to (as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise) any business that is then, or which then proposes to become, a competitor of the Company anywhere in the world; provided, that the foregoing shall not restrict Executive from the ownership, solely as an investment, of securities of any business if such ownership is (i) not as controlling person of such business, (ii) not as a member of a group that controls such business, and (iii) not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business, (b) induce or seek to influence any employee of (or consultant to) the Company to leave its employ (or terminate such consultancy) or to become financially interested in a similar business, (c) aid a competitor or supplier of the Company in any attempt to hire a person who shall have been employed by, or who was a consultant to, the Company within the one-year period preceding the date of any such aid, or (d) induce or attempt to influence any person who was a customer or supplier to the Company during such period to transact business with a competitor of the Company or not to do business with the Company. For the purposes hereof, "Post-Employment Restriction Period" means the period commencing on the date of termination of Executive's employment hereunder and terminating on the later of a. the first anniversary of the date of termination of Executive's employment hereunder, and b. the date that Employer ceases to pay to Executive, or Executive irrevocably declines to accept, Base Salary payments.

                    B.  Confidential Information.  Except in the course  of
          his employment hereunder and in furtherance of the business of the Company, during the Employment Period and at all times thereafter, Executive shall keep secret and retain in strictest confidence, and shall not to the detriment of the Company knowingly use or disclose, directly or indirectly, any confidential information, trade secrets or proprietary data of the Company, including without limitation, any proprietary processes of the Company or any other confidential or non-public information or material concerning the business, affairs, patents, trademarks, service marks, products, suppliers or customers of the Company. Executive shall not be deemed to have violated this Section 7.2 by disclosure of information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of Executive, or
          (b) is disclosed as required by court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to Employer prior to making any disclosure and Executive cooperates as Employer may reasonably request in resisting it. In connection with Executive's obligations pursuant to this Section 7.2, a. Executive shall keep all papers relating to Company and Executive's responsibilities and duties hereunder at the principal place of business of Employer or at such other place as may be designated by Employer from time to time, and b. upon the termination of his employment, Executive will deliver to Employer all documents, papers, records, files, recordings, computer or word processing software and hardware and other material containing confidential material, and will retain no copy, duplicate, summary or description thereof.

                    C. Intellectual Property. All copyrights, trademarks, trade names, service marks, inventions, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of this Agreement that relate to the business or operations of the Company or that result from any work performed by Executive for the Company shall be the sole property of the Company, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of Employer, Executive shall execute, acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this Section 7.3 and do all other acts and things necessary to enable Company to exploit the same or to obtain patents or similar protection with respect thereto.

                    D. Disclosure of Restrictions. If Executive shall accept or commence employment with, or agree to provide services to, any person (except a person who is then affiliated with Employer) during the period from the date hereof through the end of the Post-Employment Restriction Period then, and in such event, on or before the date of such acceptance or agreement (and before commencement of employment or the provision of services) Executive shall deliver a copy of this Section 7 to his proposed employer.

                    E. Breaches of Provisions. If Executive breaches any of the provisions of this Section 7 then, and in any such event, in addition to any other remedies available to Employer, Executive shall not be entitled to compensation, if any, payable following termination of this Agreement and upon demand shall immediately repay to Employer an amount equal to all payments of compensation, if any, made to him hereunder prior to Employer's discovery of such breach.

                    F. Injunction. Notwithstanding any other provisions of this Agreement, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 7, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

                    G. Notice. Notwithstanding anything to the contrary in this Agreement (and without limiting anything hereinabove provided), if, during the Employment Period or the Post-Employment Restriction Period, Executive obtains other employment or engages in his own business or otherwise engages in any business activities for his own benefit or account, Executive shall immediately notify Employer of the same, identifying his employer and disclosing his business activity.

          VIII.  Miscellaneous

                    A. Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

          If to Employer:
                         Concord Camera Corp.
                         35 Mileed Way
                         Avenel, New Jersey 07001
                         Atten:  Ira B. Lampert, Chief Executive Officer


          If to Executive:
                         Eli Shoer
                         4 Ross Avenue
                         Spring Valley, New York  10977


                    B.   Taxes.  Employer  is authorized to  withhold (from
          any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

                    C. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of New Jersey applicable to agreements made and to be performed therein.

                    D. Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach thereof, shall be settled by submitting the matter to one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association in New Jersey. The award may be entered in any court of competent jurisdiction.

                    E. Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

                    F. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                    G. Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

                    H. Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.


                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             CONCORD CAMERA CORP.



          By:______________________________
                                                  Name:
                                                  Title:



                                           _________________________________
                                              ELI SHOER















                                                                Exhibit 4.1

                                     Compensation

          1. Base Salary: During the Employment Period, Employer shall pay to Executive Base Salary at the rate of $210,000 per annum.

          2. Incentive Bonus Plan: Employer intends to establish an incentive bonus plan for all its corporate executives, with anticipated implementation of such plan for the fiscal year ended June 30, 1994. Executive shall be eligible to participate in such plan in accordance with its terms.

          3. Stock Options - General. Executive shall be granted such options, if any, as the Board of Directors of Employer (or appropriate committee thereof) may determine to grant to Executive in accordance with the terms of Employer's Incentive Plan or any future employee stock option plan adopted by Employer at any time hereafter during the Employment Period.

          4. Stock Option Award. In cancellation of all options granted to Executive prior to October 4, 1994 as set forth below and in consideration of Executive's employment and Executive's past performance, Executive shall be granted an option to purchase 75,000 shares of common stock of Employer in form and substance as set forth below and in the form of option agreement attached hereto as Exhibit 4.1.1 (the "New Option"). In addition and in consideration of Executive's continued employment and on going performance under the herein Employment Agreement, Executive shall be granted an option to purchase 75,000 shares of common stock of Employer in form and substance as set forth below and in the form of option agreement attached hereto as Exhibit 4.1.2 (the Employment Option).

                                  Cancelled Options
              Date of Grant        Number of Shares    Exercise Price

           1. February 11, 1992         25,000             $5.0000

           2. March 20, 1992            15,000             $6.5000
           3. March 20, 1992            10,000             $8.8750

           4. October 6, 1992           35,000             $6.1250
           5. October 6, 1992           35,000             $6.1250

           6. July 9, 1993              25,000             $4.4375

           TOTAL                       145,000


                                      New Option

          75,000 shares at an exercise price of $3.25 per share vesting as follows:

                    1.  25,000 on October 1, 1995
                    2.  25,000 on October 1, 1996
                    3.  25,000 on October 1, 1997



                                                                Exhibit 4.1


                                  Employment Option

          75,000 shares at an exercise price of $4.00 per share vesting as follows:

                    1.  25,000 on October 1, 1995
                    2.  25,000 on October 1, 1996
                    3.  25,000 on October 1, 1997